Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

As of June 30, 2011

1.       PHI Capital Holdings, Inc. (formerly Providential Capital, Inc.)

Percentage of ownership: 100%

Business activity: Consulting and M&A advisory services

2.       Providential Vietnam, Ltd.

Percentage of ownership: 100%

Business activity: Consulting

3.       PhiLand Ranch Limited – UK

Percentage of ownership: 58%

Business activity: real estate development

4.       PHI Gold Corporation (formerly PHI Mining Group, Inc.)

Percentage of ownership: 83%

Business activity: Mining

5.       PHI Energy Corporation

Percentage of ownership: 12%

Business activity: Independent Energy

6.       Provimex, Inc.

Percentage of ownership: 20%

Business activity: Trading and Imports/Exports

7.       Touchlink Communications, Inc.

Percentage of ownership: 85%

Business activity: Multi-media